Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
April 24, 2023	David D. Brown
(276) 326-9000

First Community Bankshares, Inc. Completes Acquisition of Surrey Bancorp

Bluefield, Virginia – First Community Bankshares, Inc. (NASDAQ: FCBC) (www.firstcommunitybank.com) (the “Company”), parent company of First Community Bank, announced today that it has completed the acquisition of Surrey Bancorp (“Surrey”) and Surrey’s wholly owned subsidiary, Surrey Bank and Trust. The acquisition became effective at the close of business on April 21, 2023. First Community and Surrey previously announced an agreement to merge on November 18, 2022.

The completed acquisition included the merger of Surrey Bank and Trust into First Community Bank. Surrey’s seven branch locations in northwestern North Carolina and southwestern Virginia will open as First Community Bank branches the morning of April 24, 2023. Under the terms of the merger agreement, Surrey shareholders will receive 0.7159 shares of First Community common stock for each share of Surrey common stock.

“This transaction significantly expands both our presence in northwestern North Carolina and our resources to serve small business customers throughout First Community’s footprint,” said William P. Stafford II, Chairman and Chief Executive Officer of First Community. “On behalf of the board of directors, we genuinely appreciate the hard work, dedication, and expertise of the employees of both Surrey and First Community in completing this transaction.”

At the end of March, 2023, Surrey Bank and Trust had approximately $482 million in total assets, $253 in total loans and $414 million in total deposits. Commenting on the transaction, Surrey CEO Ted Ashby offered, “I am very proud of what we’ve achieved as a Company over the past 27 years, and I am particularly proud of our efforts to help small business owners in the communities we serve. Having worked closely with the team at First Community to complete this transaction, I’m confident we selected a partner equally passionate about the critical role that community banks play in the continued success of the residents and business owners in our area.”

About First Community Bankshares, Inc.

First Community Bankshares, Inc., a financial holding company headquartered in Bluefield, Virginia, provides banking products and services through its wholly owned subsidiary First Community Bank. First Community Bank operated 48 branch banking locations in Virginia, West Virginia, North Carolina, and Tennessee as of March 31, 2023. First Community Bank offers wealth management and investment advice and services through its Trust Division and through its wholly owned subsidiary, First Community Wealth Management, which collectively managed and administered $1.34 billion in combined assets as of March 31, 2023. The Company reported consolidated assets of $3.05 billion as of March 31, 2023. The Company’s common stock is listed on the NASDAQ Global Select Market under the trading symbol, “FCBC”. Additional investor information is available on the Company’s website at www.firstcommunitybank.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.